UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                   FORM 8-K/A



                            CURRENT REPORT (AMENDED)


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (date of earliest event reported): November 12, 1999



                                STERICYCLE, INC.
             (Exact name of registrant as specified in its charter)



           Delaware                    0-21229                 36-3640402
        (State or other           (Commission file            (IRS employer
jurisdiction of incorporation)         number)           identification number)



                             28161 North Keith Road
                           Lake Forest, Illinois 60045
                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (847) 367-5910

ITEM 2. ACQUISITION OF ASSETS

         On November 29, 1999, Stericycle, Inc. (the "Company") filed a Form 8-K to report its acquisition from Allied Waste Industries, Inc. ("Allied") of the medical waste business of Browning-Ferris Industries, Inc. ("BFI") for $410.5 million in cash. Pursuant to Item 7 of such Form 8-K, the Company indicated that it would file certain financial information no later than the date required by
Item 7 of Form 8-K. This Form 8-K/A is filed to provide the required financial information.

         Item 7 of the Company's Current Report on Form 8-K filed November 29, 1999 is amended to read in its entirety as follows:

ITEM 7. Financial Statements and Exhibits

         (a) Financial Statements of Businesses Acquired

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Stericycle, Inc.:

         We have audited the accompanying statements of directly identifiable assets and liabilities of the Medical Waste Business of Browning-Ferris Industries, Inc., a Delaware corporation ("BFI Medical Waste" as described in
Note 1), as of September 30, 1998 and 1997, and the related statements of revenues and direct expenses of BFI Medical Waste for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of management of BFI Medical Waste. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         The financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 3, and are not intended to be a complete presentation of BFI Medical Waste's financial position as of September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the directly identifiable assets and liabilities of BFI Medical Waste as of September 30, 1998 and 1997, and its revenues and direct expenses for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

                               ARTHUR ANDERSEN LLP

Chicago, Illinois
July 30, 1999


                        BROWNING-FERRIS INDUSTRIES, INC.
                             MEDICAL WASTE BUSINESS

           STATEMENTS OF DIRECTLY IDENTIFIABLE ASSETS AND LIABILITIES
               AS OF SEPTEMBER 30, 1997 AND 1998 AND JUNE 30, 1999
                                  IN THOUSANDS)

                                                                                                            AS OF
                                                                            AS OF SEPTEMBER 30,            JUNE 30,
                                                                            -------------------            --------
                                                                         1997               1998             1999
                                                                         ----               ----             ----
                                                                                                         (UNAUDITED)
DIRECTLY IDENTIFIABLE ASSETS:
Accounts Receivable, net of Allowance for
   Doubtful Accounts of $840, $904, and
   $1,040 as of September 30, 1997 and
   1998 and June 30, 1999................................          $        15,356     $      16,300     $       16,552
Parts and Supplies.......................................                    1,456             1,435              1,393
Prepaid Expenses.........................................                      317               181                207
                                                                   ---------------     -------------     --------------
      Total Current Assets...............................                   17,129            17,916             18,152
                                                                   ---------------     -------------     --------------
Property, Plant and Equipment
   Land..................................................                    3,014             2,951              3,308
   Buildings and Improvements............................                   34,108            36,181             37,134
   Machinery and Equipment...............................                  104,771           102,972            105,744
   Office Furniture and Equipment........................                    2,139             1,878              2,228
   Construction in Progress..............................                       --               141                204
                                                                   ---------------     -------------     --------------
                                                                           144,032           144,123            148,618
   Accumulated Depreciation..............................                  (81,367)          (83,999)           (88,070)
                                                                   ---------------     -------------     --------------
   Property, Plant and Equipment, net....................                   62,665            60,124             60,548
Intangibles, net of Accumulated Amortization
   of $20,064, $22,781 and $24,988 as
   of September 30, 1997 and 1998 and
   June 30, 1999.........................................                   49,709            47,592             56,161
                                                                   ---------------     -------------     --------------
Total Directly Identifiable Assets.......................          $       129,503     $     125,632     $      134,861
DIRECTLY IDENTIFIABLE LIABILITIES:
Compensation Accruals....................................          $         1,875     $       2,168     $        1,969
Other Accrued Liabilities................................                    1,752               259              1,229
Current Portion of Capital Lease Obligation..............                      370               669                970
                                                                   ---------------     -------------     --------------
      Total Current Liabilities..........................                    3,997             3,096              4,168
                                                                   ---------------     -------------     --------------
Capital Lease Obligation, net of
   current portion.......................................                    1,396             2,346              4,162
Other Long-Term Liabilities..............................                    2,391             2,223                938
                                                                   ---------------     -------------     --------------
   Total Long-Term Liabilities...........................                    3,787             4,569              5,100
                                                                   ---------------     -------------     --------------
      Total Directly Identifiable Liabilities............                    7,784             7,665              9,268
                                                                   ---------------     -------------     --------------
Total Directly Identifiable Assets in
   Excess of Directly Identifiable Liabilities..........           $       121,719     $     117,967     $      125,593
                                                                   ===============     =============     ==============




   The accompanying notes are an integral part of these Financial Statements.



                        BROWNING-FERRIS INDUSTRIES, INC.
                             MEDICAL WASTE BUSINESS

                   STATEMENTS OF REVENUES AND DIRECT EXPENSES
                FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND
            1998 AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999
                                 (IN THOUSANDS)

                                                                       NINE MONTHS ENDED
                                      YEAR ENDED SEPTEMBER 30,              JUNE 30,
                                      ------------------------              --------
                                    1996        1997        1998       1998        1999
                                    ----        ----        ----       ----         ----
                                                                         (UNAUDITED)

Revenues .....................   $ 199,886   $ 199,060   $ 198,222   $ 148,837   $ 152,266
Cost of Revenues:
Direct Operating Costs .......     123,801     124,156     121,096      90,460      91,568
Depreciation .................      16,681      13,844      11,533       8,946       8,263
                                 ---------   ---------   ---------   ---------   ---------
      Total Cost of Revenues .     140,482     138,000     132,629      99,406      99,831
Other Expenses:
Selling, General and
  Administrative .............      19,051      17,465       9,834       6,358       6,077
Depreciation and
  Amortization ...............       3,417       3,483       3,439       2,579       2,747
Special Charge (Credit) ......       9,236       4,500         257         257        (469)
                                 ---------   ---------   ---------   ---------   ---------
      Total Other Expenses ...      31,704      25,448      13,530       9,194       8,355
                                 ---------   ---------   ---------   ---------   ---------
Revenues in excess of
  Direct Expenses ............   $  27,700   $  35,612   $  52,063   $  40,237   $  44,080







   The accompanying notes are an integral part of these Financial Statements.


                        BROWNING-FERRIS INDUSTRIES, INC.
                             MEDICAL WASTE BUSINESS

                          NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS DESCRIPTION

         The accompanying financial statements include certain assets and liabilities and revenues and direct expenses of the Medical Waste Business of Browning-Ferris Industries, Inc. ("BFI Medical Waste"). For the periods presented herein, BFI Medical Waste is a service line of Browning-Ferris Industries, Inc. ("BFI"), a Delaware corporation. BFI Medical Waste provides medical waste collection, transportation, treatment, and disposal services to hospitals, healthcare providers and other small account customers in the United States, Canada, and Puerto Rico.

2.  DESCRIPTION OF ACQUISITION

         On April 14, 1999, Stericycle entered into purchase agreements with Allied Waste Industries, Inc. ("Allied"), pursuant to which Stericycle will acquire all of the medical waste operations of BFI in the United States, Canada, and Puerto Rico. The purchase price for these operations is $410.5 million in cash, subject to post-closing adjustment. As of July 30, 1999, concurrent with Allied's acquisition of BFI, BFI Medical Waste became a wholly-owned subsidiary of Allied.

         Under Stericycle's purchase agreements with Allied, Allied will cause BFI to transfer all of the assets, as defined in the agreements, used by BFI in its United States, Canada and Puerto Rico medical waste operations, which are currently held and operated with a variety of other BFI operations by many different BFI subsidiaries, to one or more newly-formed wholly-owned subsidiaries. At closing, Allied will sell all of the stock of these newly-formed subsidiaries to Stericycle for $410.5 million in cash, subject to closing adjustments as provided for in the purchase agreements. The purchase agreements are subject to a number of conditions including Stericycle obtaining the necessary financing to fund the acquisition and the U.S. Department of Justice ("DOJ") approval among other items. The purchase agreements also contain clauses regarding shared assets, employee benefits, transition services and assumed liabilities, among other items.

3.  BASIS OF PRESENTATION

         BFI's operating organization is aligned along functional lines into five groups: sales and marketing, collection, post-collection, business development and business analysis. As a result of this and other factors, BFI does not maintain separate books and records for its medical waste operations other than service line revenues and direct operating costs. The basis upon which these financial statements have been prepared is described further below and in Note 4. As a result, the accompanying financial statements are not intended to be a complete presentation of the assets and liabilities and results of operations and cash flows of BFI Medical Waste. Rather, these financial statements were prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission, which indicate that certain financial statements are required for BFI Medical Waste. All significant transactions among BFI Medical Waste units have been eliminated. Significant transactions with other BFI business units are disclosed in Note 9.

STATEMENTS OF DIRECTLY IDENTIFIABLE ASSETS AND LIABILITIES OF BFI MEDICAL WASTE

         Service line balance sheet information is not prepared by BFI. However, certain assets and liabilities, which are specific to the medical waste operations, are directly identifiable. Assets and liabilities included in the accompanying financial statements of BFI Medical Waste include accounts receivable, parts and supplies, prepaid expenses, property, plant and equipment, intangibles, compensation accruals and other accruals specifically related to and identified with BFI Medical Waste.

         All treasury related activities including cash payments, receipts, and borrowings are performed by BFI's corporate headquarters and are not separately directly identifiable with BFI Medical Waste. BFI does not separately identify intercompany loans receivable or payable associated with different service lines. Accordingly, all treasury related assets and liabilities (cash and debt and the related interest income and expense) and intercompany loans receivable and payable have been excluded from these financial statements.

         Accounts receivable presented in the financial statements include only those accounts receivable attributable to medical waste operations which are identified separately from other BFI operations. Accounts receivable, other assets, accounts payable and accrued liabilities, that are not directly identifiable to the individual service lines due to the fact that they are managed and accounted for on a consolidated basis, have not been included in these financial statements.

         Property, plant and equipment included in the accompanying financial statements include all assets and related accumulated depreciation that are specific to BFI Medical Waste. Excluded from the BFI Medical Waste specific assets are shared operating facilities and administrative offices.

STATEMENTS OF REVENUES AND DIRECT EXPENSES OF BFI MEDICAL WASTE

         Revenues and direct cost of revenues for BFI's medical waste service line are separately accounted for within BFI's accounting systems. Cost of revenues (including certain allocations) include costs of vehicle drivers and related benefit costs, vehicle operating expenses, processing operations, disposal costs, containers, supplies and certain occupancy costs. Cost of revenues also include an allocation for costs of shared facilities and employees that can be attributed to BFI Medical Waste. This allocation is generally based on square footage and number of employees attributable to BFI Medical Waste at these shared facilities.

         Direct selling, general and administrative expenses and special charges (credits) include only those costs which are incurred solely for the medical waste operations and are separately identified as such in BFI's accounting records. These costs include payroll costs for sales and administrative employees whose function is to solely support the medical waste business and general and administrative costs of medical waste only facilities. In connection with the installation of new computer systems in January 1998, certain selling, general and administrative costs previously identifiable directly to medical waste operations through December 1997 were no longer accounted for in this manner. Beginning in January 1998, these costs were pooled with similar costs related to BFI's other business operations by marketplace so that only the selling, general and administrative costs related to medical waste-only geographic locations could be specifically identified and charged to medical waste in fiscal year 1998 and subsequent financial statements.

         Significant additional costs related to selling, general and administrative ("SG&A") efforts are performed by BFI on a corporate and shared service basis. Such costs have been excluded from the statements of revenues and direct expenses of BFI Medical Waste because an allocation of these costs in accordance with Staff Accounting Bulletin No. 55 ("SAB No. 55") could not be obtained for the years ended September 30, 1996 and 1997. Accordingly, as discussed above, the accompanying financial statements are not intended to be a complete presentation of the assets and liabilities and results of operations of BFI Medical Waste. This allocation could not be obtained due to the fact that information flow at BFI was re-engineered which resulted in the consolidation of several hundred administrative locations into 26 administrative locations. In addition, many of the employees needed to assist in the preparation of the allocation of shared service expenses for 1996 and 1997 are no longer employed by BFI. However, an allocation of corporate and shared service expense was prepared for the year ended September 30, 1998 and for the nine months in the periods ended June 30, 1998 and 1999, respectively. The allocation of BFI corporate and shared services historical costs were determined in accordance with Staff Accounting Bulletin No. 55 ("SAB No. 55"). These costs were allocated by BFI to BFI Medical Waste based on various formulas which reasonably approximate the actual costs incurred.

         The incremental increases in expenses recorded by BFI Medical Waste as a result of these allocations were approximately:

                                                                      YEAR ENDED                NINE MONTHS
                                                                SEPTEMBER 30,                 ENDED JUNE 30,
                                                                      1998               1998                1999
                                                                      ----               ----                ----
                                                                                                (UNAUDITED)
Approximate incremental increase
  in expenses as a result of
  allocations in accordance
  with SAB No. 55................................            $      17,090,000    $     13,861,000    $      13,298,000



         Depreciated and amortization expense relates to the property, plant and equipment and intangible assets which are directly related to BFI Medical Waste and included in the statements of directly identifiable assets and liabilities.

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NEW ACCOUNTING PRONOUNCEMENT

         In April 1998, Statement of Position No. 98-5--"Reporting on the Costs of Start-Up Activities" ("SOP No. 98-5") was issued by the American Institute of Certified Public Accountants. The statement requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of the statement, which is effective for BFI Medical Waste's fiscal year 2000, is to be reported as a cumulative effect of a change in accounting principle. Management of BFI Medical Waste believes that the future adoption of SOP No. 98-5 will not have a material effect on its results of operations or financial position.

REVENUE RECOGNITION

         For processing activities, BFI Medical Waste recognizes revenue when the treatment of the regulated medical waste is completed at its facilities or the waste is shipped off-site for processing and disposal. For waste shipped off-site, all associated costs are recognized at time of shipment. For collection activities, BFI Medical Waste recognizes revenue when regulated medical waste is collected from its customers.

ACCOUNTS RECEIVABLE

         The financial statements include only those accounts receivable directly attributable to the medical waste operations. Accounts receivable at certain facilities co-located with other BFI operations are not separately directly identifiable. BFI Medical Waste grants credit to the majority of its customers on terms of up to 60 days. It is not the policy of BFI Medical Waste to require collateral from its customers in order to obtain credit. Management does not believe a significant credit risk exists as of June 30, 1999.

PARTS AND SUPPLIES

         Parts and supplies consist of containers and vehicle and processing facility replacement parts and are carried at the lower of cost ("first in, first out") or market. The amounts presented in the financial statements reflect parts and supplies at medical waste only operations. Parts and supplies at facilities co-located with other BFI operations are not separately directly identifiable.

PREPAID EXPENSES

         Prepaid expenses consist of prepaid licenses, insurance and permits. The amounts presented in the financial statements reflect prepaid expenses at medical waste only operations. Prepaid expenses at facilities co-located with other BFI operations are not separately directly identifiable.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment is recorded at cost. Depreciation expense, which includes the depreciation of assets recorded under capital leases, is computed using the straight-line method over the estimated useful lives (or life of lease if shorter) of the assets as follows:

         ASSET DESCRIPTION                                 LIFE
         -----------------                                 ----


         Buildings and improvements                  10 to 30 years
         Machinery and equipment                     5 to 12 years
         Office furniture and equipment              3 to 10 years

         Expenditures for major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. During fiscal years 1996, 1997 and 1998, maintenance and repairs charged to expense were $12,822,000, $13,388,000 and $12,745,000, respectively.

         When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operating expenses.

INTANGIBLE ASSETS

         Goodwill is amortized using the straight-line method over 40 years. Amortization expense for 1996, 1997 and 1998 related to goodwill was approximately $1,171,000, $1,208,000 and $1,207,000, respectively.

         Other directly identifiable intangible assets, substantially all of which are customer lists and covenants not to compete, are amortized on the straight-line method over their estimated lives, which is no more than seven years. Amortization expense related to other intangible assets was $1,772,000, $1,783,000 and $1,510,000 in 1996, 1997 and 1998, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

         Long-lived assets are comprised principally of property and equipment, goodwill and other intangible assets. BFI Medical Waste periodically evaluates whether events and circumstances have occurred that indicate the remaining estimated useful lives of these assets should be revised or the remaining balances of these assets are not recoverable. When factors indicate that an evaluation should be performed for possible impairment, BFI Medical Waste uses an estimate of the future income from operations of the related asset or business as a measure of future recoverability of these assets.

INCOME TAXES

         Each of the different BFI subsidiaries that currently hold and operate BFI Medical Waste also hold and operate various other operations of BFI. Accordingly, BFI Medical Waste is not a subsidiary. Therefore, in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," income taxes are not included in the accompanying financial statements. NEW PLANT DEVELOPMENT AND PERMITTING COSTS

         BFI Medical Waste expenses costs associated with the operation of new plants prior to the commencement of services to customers. Initial plant permit costs are capitalized as part of property, plant, and equipment and are amortized using the straight-line method over their useful lives up to 25 years. All ongoing permit costs are expensed.

USE OF ESTIMATES

         The preparation of these financial statements required management to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from those estimates.

5.  INTERIM FINANCIAL STATEMENTS (UNAUDITED)

         The unaudited statements of revenues and direct expenses for the nine months ended June 30, 1998 and 1999, and the unaudited statement of directly identifiable assets and liabilities as of June 30, 1999, include, in the opinion of management, all adjustments necessary to present fairly BFI Medical Waste's directly identifiable assets and liabilities and revenues and direct expenses. In the opinion of management, all these adjustments are of a normal and recurring nature. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the fiscal year.

6.  SUPPLEMENTARY CASH FLOW INFORMATION

         As a service line of BFI, BFI Medical Waste does not maintain separate cash flow information. Disbursements of BFI Medical Waste for payroll, capital projects, operating supplies and operating expenses are processed and funded by BFI through centrally managed accounts. In addition, cash receipts from the collection of accounts receivable and the sales of assets are remitted directly to bank accounts controlled by BFI. In this type of centrally managed cash system in which the cash receipts and disbursements of BFI's various divisions and service lines are commingled, it is not feasible to segregate cash received from BFI (e.g., financing for BFI Medical Waste) from cash transmitted to BFI (e.g., distribution). Accordingly, a statement of cash flows has not been prepared.

         Selected supplemental cash flow information for BFI Medical Waste is as follows:

                                                                                                NINE MONTHS ENDED
                                                    YEAR ENDED SEPTEMBER 30,                          JUNE 30,
                                                ----------------------------                          --------
                                              1996            1997              1998            1998           1999
                                              ----            ----              ----            ----           ----
                                                                                                     (UNAUDITED)
                                                                           (IN THOUSANDS)

Capital Expenditures.............           $    10,794   $       4,149    $       6,847    $      5,790   $      6,456
Depreciation and
  Amortization...................                20,098          17,327           14,972          11,525         11,010
Acquisition of
  Businesses.....................                 6,023             400            1,000             186         11,927


7.  LEASE COMMITMENTS

         BFI Medical Waste leases various plant equipment, office furniture and equipment, motor vehicles and office and warehouse space under lease agreements which expire at various dates over the next nine years. The leases for most of the properties contain renewal provisions.

         Rent expense for 1996, 1997 and 1998 was $3,816,000, $3,769,000 and
$3,526,000, respectively.

         Minimum future rental payments under noncancellable leases that have initial or remaining terms in excess of one year as of September 30, 1998, for each of the next five years and in the aggregate are as follows:

                                                                                CAPITALIZED           OPERATING
                                                                                 LEASES                LEASES
                                                                                 ------                ------
                                                                                          (IN THOUSANDS)

1999.............................................................             $           994       $            1,215
2000.............................................................                         805                    1,179
2001.............................................................                         625                    1,091
2002.............................................................                         460                      965
2003.............................................................                         370                      811
Thereafter.......................................................                         514                    2,599
                                                                              ---------------       ------------------
Minimum rental payments..........................................             $         3,768       $            7,860
Less: Amount representing interest...............................                         753                       --
                                                                              ---------------       ------------------
Total minimum rental payments....................................             $         3,015       $            7,860
                                                                              ===============       ==================

                                                                                  1997                  1998
                                                                                  ----                  ----
                                                                                          (IN THOUSANDS)


Capital lease obligations, primarily trucks,
  trailers and other operating equipment,
  weighted average interest rate of 6.6%
  for both 1997 and 1998 due in varying
  amounts through December 2008..................................             $         2,338       $            4,088
Capital lease obligations, primarily
  office equipment, weighted average interest
  rate of 8.06% and 7.05% for 1997 and 1998,
  respectively, due in varying amounts
  through September 2003.........................................                          55                       98
Accumulated Amortization.........................................                        (627)                  (1,171)
                                                                              ---------------       ------------------
  Total capital lease obligations................................             $         1,766       $            3,015
                                                                              ===============       ==================

         Leases at co-located facilities that benefit all operations at the facility are not included in the above tables.

8.  EMPLOYEE BENEFIT PLAN

EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN

         BFI sponsors an employee stock ownership and savings plan which incorporates deferred savings features permitted under IRS Code Section 401(k). The plan covers substantially all U.S. employees (including Medical Waste employees) with one or more years of service except for certain employees subject to collective bargaining agreements. Eligible employees may make voluntary contributions to one or more of six investment funds through payroll deductions which, in turn, will allow them to defer income for federal income tax purposes. BFI matches these voluntary contributions at a rate of $0.50 per $1.00 on the first 5% of total earnings contributed by each participating employee. BFI matches the voluntary contributions through open market purchases or issuances of shares of BFI's common stock. BFI expenses its contributions to the employee stock ownership and savings plan. Included in the statements of revenues and direct expenses are costs of $570,000, $616,000 and $585,000 for fiscal years 1996, 1997 and 1998, respectively, related to the employee stock ownership and savings plan. These contribution amounts were allocated to BFI Medical Waste based on the percentage of total payroll method. The costs are included in costs of revenues or selling, general, and administrative expense based on the percentage of employees included in each expense type.

EMPLOYEE RETIREMENT PLANS

         BFI and its domestic subsidiaries have two defined benefit retirement plans covering substantially all U.S. employees except for certain employees subject to collective bargaining agreements. The benefits for these plans are based on years of service and the employee's compensation. BFI's general funding policy for these plans is to make annual contributions to the plans equal to or exceeding the actuary's recommended contribution. During the second quarter of fiscal 1998, BFI changed its method of accounting for recognition of value changes in its employee retirement plan for purposes of determining annual expense under SFAS No. 87--"Employers' Accounting for Pensions," effective October 1, 1997. The impact of this accounting change decreased pension expense by $315,000 in 1998. Included in the statements of revenues and direct expenses are costs (income) of $668,000, $537,000 and $(86,000) for fiscal years 1996, 1997 and 1998, respectively, related to the employee retirement plans. These amounts were allocated to BFI Medical Waste based on the percentage of total payroll method. The costs are included in costs of revenues or selling, general, and administrative expense based on the percentage of employees included in each expense type. In connection with the Stericycle acquisition of BFI Medical Waste, the assets and liabilities of these plans remain with BFI.

OTHER POST-RETIREMENT BENEFITS

         BFI maintains an unfunded post-retirement benefit plan which provides for employees participating in its medical plan to receive a monthly benefit after retirement based on years of service. As permitted under SFAS No. 106--"Employers' Accounting for Postretirement Benefits Other Than Pensions," BFI chose to recognize the transition obligation over a 20 year period. The actuarially-determined accumulated postretirement benefit obligation was historically amortized over a 20 year period, and the related expense is not material to the statement of revenues and direct expenses for any period presented.

         During the fourth quarter of fiscal 1998, BFI restricted the participation in its postretirement benefit plan to employees over the age of 55 with 10 years of experience and individuals already covered by the plan. The BFI Medical Waste portion of the curtailment gain is $465,000 and was recognized in income in the fourth quarter of fiscal 1998. In connection with the Stericycle acquisition of BFI Medical Waste, the assets and liabilities of this plan remain with BFI.

9.  RELATED PARTY TRANSACTIONS

         Related-party transactions with BFI not disclosed elsewhere in the financial statements are as follows:

SHARED SERVICES

         BFI Medical Waste shares services of BFI employees for such items as sales and marketing and certain general and administrative costs including accounting. The cost of these shared services is not allocated to BFI Medical Waste.

CORPORATE SERVICES

         BFI provides certain support services to BFI Medical Waste including, but not limited to, legal, accounting, information systems, human resource and business development and building services. The cost of these corporate services is not allocated to BFI Medical Waste.

FINANCIAL ACCOMMODATIONS

         Letters of credit and performance bonds have been provided by BFI Medical Waste to customers and various states to support facility closures. Total letters of credit and performance bonds outstanding for this purpose aggregated approximately $1,084,000 as of June 30, 1999.

         BFI is a guarantor and is jointly responsible for the various performance bonds issued on behalf of BFI Medical Waste. The letters of credit have been issued by BFI's financial institutions which are guaranteed by amounts on deposit in BFI accounts.

WASTE DISPOSAL SERVICES

         BFI provides BFI Medical Waste with waste disposal services for its solid waste. Cost of revenues includes, $6,843,000, $6,355,000 and $5,431,000 for the years ended September 30, 1996, 1997, and 1998, respectively. These services were provided by BFI to BFI Medical Waste on a basis management believes is consistent with third parties.

INSURANCE MATTERS

         BFI is self-insured for workers' compensation, auto liability and general and comprehensive liability claims. Under its insurance programs, BFI generally has self-insured retention limits ranging from $500,000 to $5,000,000 and has obtained fully insured layers of coverage above such self-retention limits. BFI provides for self-insurance costs based upon estimates provided by a third-party actuary. The actuary reviews BFI's actual claims activity and estimates the ultimate exposure related to these aggregate claims.

         BFI Medical Waste was allocated approximately $4,996,000, $5,605,000, and $2,317,000 in the years ended September 30, 1996, 1997, and 1998, respectively, for insurance costs. Insurance premiums are allocated based on the percent of BFI Medical Waste revenues to total BFI revenues. Directly identifiable BFI Medical Waste insurance claims are expensed at the plant level for amounts up to $100,000 per claim.

10.  LEGAL PROCEEDINGS

         BFI Medical Waste operates in a highly regulated industry and is subject to regulatory inquiries or investigations from time to time. Investigations can be initiated for a variety of reasons.

         BFI Medical Waste is involved in various administrative matters or litigation, including personal injury and other civil actions, as well as other claims and disputes that could result in additional litigation or other adversary proceedings.

         While the final resolution of any matter may have an impact on the results of BFI Medical Waste for a particular reporting period, management believes that the ultimate disposition of these matters will not have a materially adverse effect upon the results of operations or financial position of BFI Medical Waste.

         On January 23, 1998, BFI was notified by the DOJ that it was the target of a federal grand jury investigation regarding possible violations of the Clean Water Act with respect to a BFI Medical Waste facility located in the District of Columbia. On May 29, 1998, the DOJ and BFI filed a plea agreement styled United States of America v. Browning-Ferris Inc. in the U.S. District Court for the District of Columbia. On October 1, 1998, judgment was entered pursuant to which BFI pled guilty to three violations under the Clean Water Act and agreed to pay $1,500,000 in fines and make a $100,000 community service contribution. All requirements of the judgment have been completed. In fiscal 1997 this amount is included in other accrued liabilities in the statement of directly identifiable assets and liabilities and as an expense in the statement of revenues and direct expenses.

         In July 1995, BFI Medical Waste acquired the assets of Metro New York Health Waste Processing, Inc. which included a facility and incinerator in the Bronx, New York. BFI Medical Waste undertook extensive retrofitting and improvements to the incinerator and its emissions control equipment to meet the compliance requirements of the two year permit issued by the New York Department of Environmental Conservation ("NYDEC"). In July of 1997, BFI Medical Waste voluntarily suspended operation of the incinerator and did not seek renewal of its permit. In March of 1999, BFI Medical Waste executed an agreement with NYDEC to dismantle the incinerator and its emissions control equipment, pay a civil penalty of $50,000, institute a pilot program for the use of natural gas powered trucks within six months of the date of the order and establish and fund an Environmental Benefit Program for projects benefiting the community and the environment in the amount of $200,000 to be paid within two years of the date of the agreement. The agreement also allows BFI Medical Waste on an interim basis to continue to operate its collection and transfer operation at the same site.

11.  SPECIAL CHARGES

         Special charges of $9,236,000 were reported in fiscal 1996. The charges resulted from BFI Medical Waste's decision to divest certain non-core business assets and close specific facilities. These decisions were reached based on a review of the non-core business assets and operations which were not expected to achieve BFI Medical Waste's desired performance objectives. The special charges, which included asset writedowns of $7,771,000 and related liabilities recorded for certain contractual arrangements of $1,468,000, do not consider future expenses associated principally with severance and relocation costs which will occur as a result of these decisions. The results of operations for these non-core business assets were not material to BFI Medical Waste's financial statements. During 1997, BFI Medical Waste divested or closed the majority of these facilities, with the remaining facilities divested or closed during 1998. A total of $366,000 and $227,000 of the special charge liabilities were utilized during 1997 and 1998, respectively.

         A special charge of $4,500,000 was reported in fiscal 1997. This charge related to the closure of an incinerator. Except for the special charge, the closure of the incinerator did not have a material effect on BFI Medical Waste's financial statements. Of the special charge, a $952,000 liability was established for the dismantlement of the incinerator. None of this liability was utilized during 1998.

         A special charge of $257,000 was reported for 1998. This special charge related to the write-down of an additional non-core business asset. The aggregate total assets of this charge represented less than 1% of BFI Medical Waste's total assets on a pre-special charge basis.

12.  BUSINESS COMBINATIONS

         During the fiscal year ended September 30, 1998, BFI Medical Waste paid approximately $1,000,000 to acquire three medical waste businesses, which were accounted for as purchases. During the fiscal years ended September 30, 1997 and September 30, 1996, BFI Medical Waste paid approximately $400,000 and $6,023,000, respectively, to acquire medical waste businesses, which were accounted for as purchases. The results of these business combinations are not material to the operating results or assets and liabilities of BFI Medical Waste.

13.  SUBSEQUENT EVENTS--BUSINESS COMBINATIONS (UNAUDITED)

         In April 1999, BFI Medical Waste acquired, as a result of an asset swap transaction between BFI and Allied Waste Industries, Inc., all of the assets of Medical Disposal Services for cash and other consideration of approximately $7,123,000 and certain contingent payment obligations. The acquisition was accounted for as a purchase, with the excess of the purchase price over the fair market value of net assets acquired being allocated to goodwill in the amount of approximately $5,843,000. The goodwill is being amortized over its estimated useful life of 40 years.

         In November 1998, BFI Medical Waste acquired all of the assets of Safety Medical Systems of Burlington, Vermont for cash of approximately $2,860,000. The acquisition was accounted for as a purchase, with the excess of the purchase price over the fair market value of the net assets acquired being allocated to goodwill in the amount of approximately $2,254,000. The goodwill is being amortized over its estimated useful life of 40 years.

During the nine months ended June 30, 1999, BFI Medical Waste also paid approximately $1,944,000 to acquire four other medical waste businesses, which were accounted for as purchases. The results of all of these business combinations are not material to the operating results or assets and liabilities of BFI Medical Waste.


         (b) Pro Forma Financial Information

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                OF STERICYCLE AND THE BFI MEDICAL WASTE BUSINESS

         The unaudited pro forma condensed combined balance sheet as of September 30, 1999 gives effect to the following, as if each had occurred on September 30, 1999:

         (i)  the acquisition of the BFI medical waste business;

         (ii) the offering of our series A notes;

         (iii)$225 million of borrowings under our credit facility with various financial institutions, DLJ Capital Funding, Inc., as syndication agent for the financial institutions, lead arranger and sole book running manager, Bank of America, N.A., as administrative agent for the financial institutions, and Bankers Trust Company, as documentation agent for the financial institutions;

         (iv) $75.0 million of gross proceeds from the sale by us on November 12, 1999 of our convertible preferred stock to investment funds associated with Bain Capital, Inc. and with Madison Dearborn Partners, Inc., which represents approximately 22.6% of our outstanding common stock on an as-if converted basis;

         (v)  the application of the net proceeds received from (ii), (iii) and
              (iv) above; and

         (vi) the costs and expenses associated with (i)-(iv) above.

         The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 give effect to these transactions as if each occurred at the beginning of the period presented. In addition, the unaudited pro forma condensed combined statements of operations include our acquisition of Waste Systems, Inc., the majority owner of 3CI Complete Compliance Corporation, which closed in October 1998, the acquisition of Med-Tech Environmental Limited and related transactions, which closed in December 1998, and the acquisition of Medical Disposal Systems, which closed in April 1999, as if each had occurred at the beginning of the period presented.

         The unadited pro forma condensed combined financial statements do not include adjustments to reflect (a) cost savings that we expect to realize over the year following the BFI acquisition or (b) an increase in selling, general and administrative expense to reflect the allocation of historical BFI corporate and shared services costs to the BFI medical waste business. See Note 5 of Notes to Pro Forma Condensed Combined Statements of Operations. The unaudited pro forma financial data do not purport to represent what our financial position and results of operations would have been if the transactions listed above and the other acquisitions had actually occurred as of the dates indicated and are not intended to project our financial position or results of operations for any future period.

         The pro forma adjustments to the purchase price allocation and financing of the BFI medical waste business acquisition are preliminary and based on information obtained to date that is subject to revision as additional information becomes available. Revision to the preliminary purchase price allocation and financing may have a significant impact on total assets, total liabilities and shareholders' equity, cost of revenue, selling, general and administrative expenses, depreciation and amortization and interest expense.

         The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes thereto, the historical consolidated financial statements of Stericycle and related notes thereto included herein, and the historical financial statements of the BFI medical waste business and related notes thereto included herein.


              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                                  BFI MEDICAL
                                                  STERICYCLE         WASTE           PRO FORMA
                                                   HISTORICAL     HISTORICAL        ADJUSTMENTS               PRO FORMA
                                                   ----------     ----------        -----------               ---------
                                                   (NOTE 1)        (NOTE 2)          (NOTE 3)


                                                              ASSETS

Cash and cash equivalents...................     $      16,017    $         --     $      (3,669)   (a)    $      12,348
Other current assets........................            25,213          18,152           (16,552)   (b)           26,813
                                                 -------------    ------------     --------------          -------------
Total current assets........................            41,230          18,152           (20,221)                 39,161
Property and equipment, net.................            22,435          60,548            (6,001)   (c)           76,982
Other assets................................             5,539           3,061            16,359    (d)           24,959
Goodwill, net...............................            59,524          53,100           301,708    (e)          414,332
                                                 -------------    ------------     -------------           -------------
Total assets................................     $     128,728    $    134,861     $     291,845           $     555,434
                                                 =============    ============     =============           =============

                                                 LIABILITIES AND SHAREHOLDERS' EQUITY

Other current liabilities...................     $      11,138    $      3,198     $         (99)   (f)    $      14,237
Current portion of long-term debt...........             1,900             970              3,375   (g)            6,245
                                                 -------------    ------------     -------------           -------------
Total current liabilities...................            13,038           4,168             3,276                  20,482
Long-term debt, net of current
portion.....................................             3,878           4,162           346,625    (g)          354,665
Other long-term liabilities.................                --             938              (938)   (h)               --
Convertible preferred stock.................                --              --            70,275    (i)           70,275
Common shareholders' equity.................           111,812         125,593          (127,393)   (j)          110,012
                                                 -------------    ------------     --------------          -------------
Total liabilities and
    shareholders' equity....................     $     128,728    $    134,861     $     291,845           $     555,434
                                                 =============    ============     =============           =============

     The accompanying notes are an integral part of this unaudited pro forma condensed combined balance sheet.


         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

1.       STERICYCLE HISTORICAL

         The historical balances represent the consolidated balance sheet of Stericycle as of September 30, 1999 as reported in the unaudited historical consolidated financial statements of Stericycle.

2.       BFI MEDICAL WASTE BUSINESS HISTORICAL

         The amounts related to the BFI medical waste business in the pro forma condensed combined balance sheet represent the historical assets and liabilities of the BFI medical waste business (which includes the Medical Disposal Systems acquisition) as of June 30, 1999, as reported in the unaudited historical financial statements of the BFI medical waste business. The amount included in common shareholders' equity in the unaudited pro forma condensed combined balance sheet for the BFI medical waste business is its directly identifiable assets in excess of its directly identifiable liabilities.

3.       PRO FORMA ADJUSTMENTS

         The pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet give effect to the following (in thousands, except share data):

         (a) The use of Stericycle cash on hand to fund a portion of the cash required in connection with the BFI acquisition and related financing transactions, as follows:

Total Stericycle cash required................................   $      6,475
Transaction costs paid by September 30, 1999..................         (2,806)
                                                                 ------------
                                                                 $      3,669

         (b) The elimination of the historical book value of the BFI medical waste business accounts receivable of $16,552, which is not included in the net assets acquired.

         (c) Based on preliminary appraisal information, the historical net book values of the acquired property and equipment exceed the fair market values of these assets by approximately $6,001.

         (d) The increase in the fair value of intangible assets and the capitalization of deferred financing fees and costs, as follows:

Increase in fair value of intangible assets..................    $    5,109
Payment of deferred financing fees and costs.................        11,250
                                                                 ----------
                                                                 $   16,359

         (e) The incremental increase in goodwill resulting from the BFI acquisition, as follows:

Cost in excess of the estimated fair value of the acquired net assets..$358,315 Elimination of historical goodwill of the BFI medical waste business... (53,100)
Transaction costs incurred by September 30, 1999.......................  (3,507)
                                                                       ---------
                                                                       $301,708

         (f) Adjustments to exclude the historical book value of accrued liabilities which are not included in the net assets acquired and to record liabilities in accordance with EITF Issue 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" and EITF Issue 94-3, "Liability Recognition of Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." The liabilities recognized in accordance with EITF 95-3 and EITF 94-3 represent severance and closure costs estimated to be incurred in the expected elimination of duplicative personnel and closing of certain duplicative facilities of both Stericycle and the BFI medical waste business. The adjustments are as follows:

Liabilities relating to the BFI medical waste business severance and
    facility closings.................................................$   2,000
Liabilities relating to Stericycle severance and facility closings,
    net of tax........................................................    1,800
Elimination of historical accrued liabilities of the BFI medical
    waste business....................................................   (3,198)
Transaction costs accrued at September 30, 1999.......................     (701)
                                                                      ----------
                                                                      $     (99)

         (g) The offering of series A notes and borrowings under our credit facility calculated as follows:

Proceeds from our credit facility.......................................$225,000
Proceeds from the series A notes........................................ 125,000
                                                                        --------
                                                                        $350,000

         The net increase in long-term debt has been classified as follows:

Current portion of long-term debt.......................................$  3,375
Long-term debt, net of current portion.................................. 346,625
                                                                        --------
                                                                        $350,000

         (h) The elimination of other long-term liabilities of $938, which were not assumed in the BFI acquisition.

         (i) The issuance of 75,000 shares of 3.375% payment-in-kind series A convertible preferred stock and payment of the related financing fees and costs, as follows:

Issuance of Convertible Preferred Stock................................$ 75,000
Payment of financing fees and costs....................................  (4,725)
                                                                       --------
                                                                       $ 70,275

         (j) The elimination of the historical shareholders' equity of the BFI medical waste business and an accrual for a Stericycle restructuring charge in accordance with EITF 94-3, as follows:

Elimination of historical shareholders' equity....................... $(125,593)
Liabilities relating to Stericycle severance and facility closings,
   net of tax........................................................    (1,800)
                                                                      ---------
                                                                      $(127,393)
                                                                      =========


         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                    BFI           ADJUSTMENTS          OTHER
                               STERICYCLE      MEDICAL WASTE       FOR PRIOR         PRO FORMA
                               HISTORICAL       HISTORICAL       ACQUISITIONS       ADJUSTMENTS       PRO FORMA
                               ----------       ----------       ------------       -----------       ---------
                                (NOTE 1)         (NOTE 2)          (NOTE 3)          (NOTE 4)

Revenues..................... $    66,681       $   198,222      $    25,372        $        --     $    290,275
Cost of revenues.............     (45,328)         (132,629)         (19,282)             6,884 (a)     (190,355)
Selling, general
  and administrative
  expense....................     (14,929)          (13,273)          (4,964)            (7,553)(b)      (40,719)
Special charges..............          --              (257)            (178)                --             (435)
                              -----------       -----------      -----------        -----------     ------------
Operating income.............       6,424            52,063              948               (669)          58,766
Interest income..............         714                --               --                 --              714
Interest expense.............        (777)               --           (1,619)           (36,770)(d)      (39,166)
                              -----------       -----------      -----------        ------------    ------------
Income before
 income taxes................       6,361            52,063             (671)           (37,439)          20,314
Income tax expense...........        (648)               --               --             (5,438)(e)       (6,086)
Minority interest............          --                --               43                 --               43
                              -----------       -----------      -----------        -----------     ------------
Net income...................       5,713            52,063             (628)           (42,877)          14,271
Dividends on convertible
  preferred stock............          --                --               --             (2,531)(f)       (2,531)
                              -----------       -----------      -----------        ------------    ------------
Net income applicable
  to common shareholders..... $     5,713       $    52,063      $      (628)       $   (45,408)    $     11,740
                              ===========       ===========      ===========        ============    ============

Basic earnings per
  share...................... $      0.54                --               --                 --     $       1.10
                              ===========                                                           ============
Weighted average
  common shares outstanding..      10,647                --               37                 --           10,684
                              ===========                        ===========                        ============
Diluted earnings
  per share.................. $      0.51                --               --                 --     $       0.92
                              ===========                                                           ============
Weighted average
  common and common equivalent
  shares outstanding.........      11,264                --               37              4,286(g)        15,586
                              ===========                        ===========        ===========     ============
OTHER DATA:
Ratio of earnings to
   fixed charges.............                                                                               1.5x


     The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations.


                              UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                 (IN THOUSANDS)


                                                    BFI           ADJUSTMENTS          OTHER
                               STERICYCLE      MEDICAL WASTE       FOR PRIOR         PRO FORMA
                               HISTORICAL       HISTORICAL       ACQUISITIONS       ADJUSTMENTS       PRO FORMA
                               ----------       ----------       ------------       -----------       ---------
                                (NOTE 1)         (NOTE 2)          (NOTE 3)          (NOTE 4)

Revenues..................... $    74,285       $   152,266      $     2,887        $        --     $    229,438
Cost of revenues.............     (48,998)          (99,831)          (2,137)             4,842 (a)     (146,124)
Selling, general
  administrative
  expense....................     (15,541)           (8,824)            (525)            (5,564)(b)      (30,454)
Special (charges)
  credit.....................          --               469             (178)              (480)(c)         (189)
                              -----------       -----------      ------------       -----------     ------------
Operating income.............       9,746            44,080               47             (1,202)          52,671
Interest income..............         576                --               --                 --              576
Interest expense.............        (689)               --               --            (27,632)(d)      (28,321)
Other income.................         404                --               --                 --              404
                              -----------       -----------      -----------        -----------     ------------
Income before
  income taxes...............      10,037            44,080               47            (28,834)          25,330
Income tax expense...........      (2,168)               --               --             (6,117)(e)       (8,285)
                              -----------       -----------      -----------        -----------     ------------
Net income...................       7,869            44,080               47            (34,951)          17,045
Dividends on convertible
  preferred stock............          --                --               --             (1,898)(f)       (1,898)
                              -----------       -----------      -----------        -----------     ------------
Net income applicable
  to common shareholders..... $     7,869       $    44,080      $        47        $   (36,849)    $     15,147
                              ===========       ===========      ===========        ===========     ============
Basic earnings
  per shares................. $      0.56                --               --                 --     $      $1.08
                              ===========                                                           ============
Weighted average
  common shares outstanding..      14,073                --               --                 --     $     14,073
                              ===========                                                           ============
Diluted earnings
  per shares................. $      0.54                --               --                 --     $       0.91
                              ===========                                                           ============
Weighted average
  common and common equivalent
  shares outstanding.........      14,482                --               --              4,286 (g)       18,768
                              ===========                                           ===========     ============
OTHER DATA:
Ratio of earnings to
   fixed charges.............                                                                               1.8x

     The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations.


                          NOTES TO UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENTS OF OPERATIONS

1.       STERICYCLE HISTORICAL

         The historical balances in this column represent the consolidated results of operations of Stericycle for each of the indicated periods as reported in the historical consolidated financial statements of Stericycle.

2.       BFI MEDICAL WASTE BUSINESS HISTORICAL

         The amounts related to the BFI medical waste business in this column represent the historical revenues and direct expenses of the BFI medical waste business for its fiscal year ended September 30, 1998 and the nine months ended June 30, 1999 as reported in the historical financial statements of the BFI medical waste business. The historical statements of revenues and direct expenses for the BFI medical waste business exclude specific costs for selling, general and administrative efforts which were performed by BFI on a shared service basis.

3.       ADJUSTMENTS FOR PRIOR ACQUISITIONS

         The pro forma adjustments in this column reflect, in accordance with SEC regulations, the unaudited pro forma condensed combined results of operations for the year ended December 31, 1998 of Waste Systems, Inc., acquired by Stericycle in October 1998, and Med-Tech Environmental Limited, acquired by Stericycle in December 1998 and the related purchase price allocations and financing, all to give effect to these transactions as if each had occurred at the beginning of the period presented. The results of operations of Med-Tech for the year ended December 31, 1998 have been adjusted to exclude $803,000 of direct acquisition costs, principally professional fees, incurred by Med-Tech as a result of its sale to Stericycle. This column also reflects the unaudited pro forma condensed combined results of operations for the year ended September 30, 1998, and the nine months ended June 30, 1999 of Medical Disposal Systems, acquired by BFI in April 1999, and the related purchase price allocations.

4.       OTHER PRO FORMA ADJUSTMENTS

         The pro forma adjustments in this column reflect the following:

          (a) A decrease in depreciation expense relating to acquired property and equipment based on estimated useful lives and appraised values. The preliminary appraised values of the acquired property and equipment are not less than the BFI historical net book value. The following table indicates the components of the adjustments by asset class and the amount by which current estimates of average useful lives differ from the average remaining lives in the depreciation accounts of BFI (in thousands, except lives in years):


                                                                                          DEPRECIATION EXPENSE
                                                                                          --------------------
                                                 PRELIMINARY    CURRENT       APPROXIMATE     YEAR     NINE MONTHS
                                                  ESTIMATED     AVERAGE       BFI AVERAGE     ENDED       ENDED
                                                 FAIR VALUE ESTIMATED LIFE  REMAINING LIFE  12/31/98     9/30/99
                                                 ---------- --------------  --------------  --------     -------

Land.......................................     $      7,222       N/A            N/A     $      --     $     --
Buildings and improvements.................           19,782      28.2            21            701          526
Machinery and equipment....................           26,284       6.3             3          4,146        3,110
Office equipment and
  furniture................................            1,055         5             2            211          158
Construction in process....................              204       N/A            N/A            --           --
                                                ------------                              ---------     --------
                                                $     54,547                                  5,058        3,794
                                                ------------
BFI medical waste business depreciation expense
  (including Medical Disposal Systems)..........................................             12,361        8,982
                                                                                          ---------     --------
Decrease in depreciation expense................................................              7,303        5,188
Less:  decrease allocated to selling, general
  and administrative expense....................................................               (419)        (346)
                                                                                          ---------     --------
Decrease in cost of revenues....................................................          $   6,884     $  4,842
                                                                                          =========     ========

                  The decrease in depreciation expense is due to a decrease in the fair value of the acquired assets compared to their net book value and our belief that the assets acquired will have an average useful life longer than that originally determined by BFI. The expected remaining useful lives added to the current age of the assets is consistent with the useful lives Stericycle assigns to its other similar assets when acquired.

         (b) An increase in amortization expense relating to acquired intangible assets and goodwill based on estimated lives, net of a decrease in depreciation expense as computed in Note 4(a) above and the reclassification of interest expense which has been included in the historical selling, general and administrative expense of the BFI medical waste business, on capital leases which are being assumed, as follows (in thousands, except estimated lives in years):

                                                                                         AMORTIZATION EXPENSE
                                                                                         --------------------
                                                PRELIMINARY         CURRENT           YEAR           NINE MONTHS
                                                 ESTIMATED         ESTIMATED          ENDED             ENDED
                                                FAIR VALUE       AVERAGE LIFE       12/31/98           9/30/99
                                                ----------       ------------       --------           -------

Non-compete agreement................       $       5,300              5            $   1,060        $     795
Employee work force..................               2,870              3                  957              718
Goodwill.............................             358,315             40                8,958            6,718
                                                                                    ---------        ---------
                                                                                       10,975            8,231

BFI medical waste business amortization expense
  (including Medical Disposal Systems)..........................................        2,845            2,148
                                                                                    ---------        ---------
Increase in amortization expense................................................        8,130            6,083
Reclassification of interest expense on capital
  leases assumed................................................................         (158)            (173)
Decrease in depreciation expense................................................         (419)            (346)
                                                                                    ---------        ---------
Increase in selling, general, and administrative
  expense.......................................................................    $   7,553        $   5,564
                                                                                    =========        =========

         (c) The elimination of a gain on the sale of customer lists to Stericycle of $480,000 for the nine months ended June 30, 1999, which is included in the historical financial statements of the BFI medical waste business during this period.

         (d) A net increase in interest expense reflecting the draw down of our credit facility, issuance of the notes, amortization of deferred financing costs and a reclassification of interest expense which has been included in the historical selling, general and administrative expenses of the BFI medical waste business on capital leases which are being assumed, calculated as follows (in thousands, except interest rates):

                                                                                          INTEREST EXPENSE
                                                                                          ----------------
                                                                                      YEAR           NINE MONTHS
                                                  AMOUNT           INTEREST           ENDED             ENDED
                                                 BORROWED            RATE           12/31/98           9/30/99
                                                 --------            ----           --------           -------

Credit facility:
   Term loan A............................  $      75,000           8.25%           $   6,188        $   4,641
   Term loan B............................        150,000           9.00%              13,500           10,125
Series A notes............................        125,000          12.375%             15,469           11,602
Amortization of deferred
  financing costs.........................                                              1,455            1,091
Reclassification of interest
  expense on capital leases assumed.......                                                158              173
                                                                                    ---------        ---------
Increase in interest expense..............                                          $  36,770        $  27,632
                                                                                    =========        =========

         (e) Income tax expense resulting from a pro forma increase in taxable income at an effective rate of 40%, net of an elimination of alternative minimum taxes of $143 for the year ended December 31, 1998.

         (f) Payment-in-kind dividends at an annual rate of 3.375% on the $75 million liquidation value of our convertible preferred stock.

         (g) Incremental issuance of common shares on an as if converted basis for the convertible preferred shares at a conversion price of $17.50 per share.

5. EXCLUDED COSTS AND EXPECTED COST SAVINGS (IN THOUSANDS, EXCEPT PER SHARE
DATA)

         The statements of operations data for the BFI medical waste business and the pro forma condensed combined statements of operations exclude indirect selling, general and administrative expenses of the BFI medical waste business of $13,298 for the nine months ended September 30, 1999 and $17,090 for the year ended September 30, 1998. See note 3 to the Notes to Financial Statements of the BFI Medical Waste Business. The pro forma condensed combined statements of operations also do not reflect the effect of the expected elimination of duplicative personnel and facilities costs related to both Stericycle and the BFI medical waste business. Based upon our detailed transition plans, we estimate that if these expected eliminations had been in effect on January 1, 1998, they would have had the effect of reducing transportation, plant, operations and facilities costs by $9,581, during the nine months ended September 30, 1999 and by $12,805, during the year ended December 31, 1998. Adjusting for the indirect selling, general and administrative expenses mentioned above, the reduction in transportation, plant, operations and facilities costs, and the related tax effects of each, would result in net income to common shareholders, basic earnings per share and diluted earnings per share of $13,213, $0.94, and $0.81 for the nine months ended September 30, 1999 and $9,554, $0.89 and $0.78 for the year ended December 31, 1998, respectively.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 1999.

                                          STERICYCLE, INC.


                                          By  /s/ Frank J.M. ten Brink
                                              ----------------------------------
                                              Frank J.M. ten Brink
                                              Vice President, Finance
                                              and Chief Financial Officer